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                                                             EXHIBIT (a)(1)(xvi)

To: Employees of Next Level Communications, Inc.
From: optionquestions@nlc.com
Re: Supplement to Offer to Exchange Certain Outstanding Options
Date: July 30, 2001

        Thank you for the overwhelmingly positive response to our stock option exchange offer. The Board of Directors truly believes that the employees of Next Level Communications deserve the potential rewards that this program may bring to those who choose to participate.

        Please note that we have supplemented and amended the terms of offer to exchange in response to comments by the Securities and Exchange Commission. Please read carefully the attached Supplement to the Offer to Exchange. The terms of the offer shall remain exactly as described in the Offer to Exchange dated July 11, 2001, except where supplemented or amended.

        You will receive an Amended Form of Election Concerning Exchange of Stock Options. YOU MUST USE THIS AMENDED FORM OF ELECTION TO ELECT YOUR OPTIONS FOR EXCHANGE. IF YOU HAVE ALREADY SUBMITTED THE ORIGINAL FORM OF ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS DELIVERED TO YOU ON JULY 11, 2001, YOU NEED TO SUBMIT A NEW AMENDED FORM OF ELECTION OR YOU WILL NOT PARTICIPATE IN THE EXCHANGE PROGRAM. All original Forms of Election previously submitted to us will be disregarded and discarded. If you are still in possession of your original Form of Election, please discard it and use only the new Amended Form of Election. You must submit both pages of the new Amended Form of Election to us if you choose to participate in this program.

        You will note that the Amended Form of Election is different from the original Form of Election in three respects:

        1) Employees submitting the form are no longer required to represent that they have received and read the Offer to Exchange, only that they have received the Offer to Exchange and the Supplement to the Offer to Exchange.

         2) The election is now irrevocable after 9:00 p.m. PDT on Tuesday, August 7, 2001, not 6:00 p.m. PDT.

        3) The form must now be received by the Human Resources Department before 9:00 p.m. PDT on Tuesday, August 7, 2001, not 6:00 p.m. PDT.

        If you have any questions about the supplemented and amended terms of this offer to exchange, you may direct these questions to our internal email address at optionquestions@nlc.com.

Next Level Communications, Inc.
July 30, 2001